Exhibit 99.1

Crane Co.	NEWS

Media and Investor Relations Inquiries:
Pamela J.S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. ANNOUNCES THIRD QUARTER RESULTS AND AGREEMENT IN PRINCIPLE

TO RESOLVE ALL CURRENT AND FUTURE ASBESTOS CLAIMS

Comprehensive Settlement of Asbestos Liability:

•	Agreement in principle for comprehensive settlement of asbestos claims reached with attorneys representing a majority of current claimants and an independent representative of future claimants

•	When implemented, the settlement would resolve all current and future asbestos claims against the Company

•	Agreement in principle to resolve asbestos claims, together with an agreement with the U.S. Environmental Protection Agency related to clean-up of a closed facility, resulted in a non-cash, after-tax charge of $238 million, or $4.04 per share, in the third quarter 2004

Financial Highlights (vs. Third Quarter and Nine-Months YTD 2003):

•	Third quarter earnings per share, before the 2004 charge, were $0.56, an increase of 19% compared to $0.47 per share; including the charge, the Company recorded a loss per share of $3.48

•	YTD earnings per share, before the 2004 charge, increased 22% to $1.46 per share; YTD loss per share including the charge was $2.56

STAMFORD, CONNECTICUT – October 21, 2004 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered products, reports third quarter 2004 net income, before a non-cash charge, was $33.2 million, or $0.56 per share, compared with net income of $28.1 million, or $0.47 per share, reported in the third quarter 2003. The third quarter 2004 results including the non-cash, after-tax charge of $238 million, or $4.04 per share, was a net loss of $205 million, or loss of $3.48 per share. Crane Co. announced today that it has reached an agreement in principle with attorneys representing a majority of current claimants and an independent representative of future claimants to resolve all current and future asbestos claims against the Company. The Company recorded the non-cash charge during the third quarter for the comprehensive settlement of its asbestos liability. The non-cash, after-tax charge also includes $26 million for environmental cleanup costs which are based on an agreement with the U.S. Environmental Protection Agency on the scope of work for further investigation and remediation for the Company’s Goodyear, Arizona Superfund site. The total charge of $238 million is net of taxes and estimated insurance recoveries.

“This agreement in principle is a milestone event and a significant accomplishment for our Company,” said Crane Co. president and chief executive officer, Eric C. Fast, “because it will resolve all current and future asbestos claims against the Company, which will remove the cloud of uncertainty about asbestos, and allow us to focus fully on building long-term shareholder value. We also reached an agreement with the EPA on a clean-up plan for our Goodyear, Arizona Superfund site. At the same time, our businesses continued to show profit improvement in line with our expectations.”

Commenting on the asbestos settlement, Mr. Fast remarked, “The agreement in principle fulfills the commitment that we made to our shareholders to evaluate all available alternatives for resolving our asbestos liability. Crane Co.’s executive management team and its Board of Directors believe that the steps we are taking are in the best interests of our shareholders, employees, customers, vendors and other stakeholders. The comprehensive settlement and the process of implementation should have minimal impact, if any, on our operations.”

The Company emphasized that there will be no layoffs or changes in management as a result of implementing the settlement, and wages, salaries, benefits and pension plans will not be adversely affected. The Company expects that business with its customers, distributors, joint venture partners, suppliers and other third parties will be conducted consistent with current practices. In addition, management is working with the rating agencies and is committed to the Company remaining investment grade. The Company does not expect to change its dividend policy.

Agreement in Principle for Comprehensive Settlement of Asbestos Liability

The Company has reached an agreement in principle with attorneys representing a majority of current claimants and an independent representative of future claimants to resolve all current and future asbestos claims against the Company. The comprehensive asbestos settlement will have two components: first, a trust for settlement of current asbestos claims; and second, a trust for future claimants, which will be structured and implemented pursuant to Section 524(g) of the U.S. Bankruptcy Code. Enacted by Congress in 1994, Section 524(g) is the only federal legislation that permits a company to resolve its asbestos liability with certainty and finality. This law provides that, with certain requirements, a corporation with asbestos liability may establish a trust to pay future claimants and obtain an injunction requiring any person with an asbestos claim to make that claim against the trust, not against the corporation. As a result, all future claimants will be “channeled” to the trust to seek recovery, and upon confirmation of a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, this “channeling injunction” becomes final and irrevocable.

Settlement of Current Claims

Under the terms of the settlement with current claimants, the Company will pay $280 million in cash to fund a trust for current asbestos claims (the “Settlement Trust”) for the payment of up to 90% of the agreed value of such current claims. The remaining portion of the agreed value of such current claims will be payable by the trust for future asbestos claims (the “Post-Petition Trust”) administered in connection with the provisions of Chapter 11, as described in more detail below. The Settlement Trust will be funded over the next three to four months and it is expected that settlement payments will be disbursed commencing on or about February 23, 2005. The Company has the right, in the event that an insufficient number of claimants accept the settlement plan or if there is a material change in applicable case law regarding section 524(g) trusts, to terminate the Settlement Trust prior to any payments being made, in which event this settlement would become null and void.

Settlement of Future Claims and Implementation Pursuant to Section 524(g)

With respect to the settlement of future claims, the agreement in principle contemplates a “pre-packaged” filing under Chapter 11 of the U.S. Bankruptcy Code by a Crane Co. subsidiary, MCC Holdings, Inc. (“MCC”) and MCC’s U.S. fluid handling subsidiaries, which is anticipated to occur in March of 2005. Upon final Court approval of a plan of reorganization, the Post-Petition Trust would be funded with $10 million in cash, $70 million in the form of Crane Co. stock or cash, at Crane Co.’s option, and a $150 million twenty-year note from Crane Co. with semi-annual principal payments and interest at 6% per year. The Company note would terminate in the event that federal asbestos legislation transfers the Post-Petition Trust to a federal trust fund.

MCC and all its subsidiaries will continue to operate as Crane Co. subsidiaries both during the Chapter 11 proceedings and upon approval of the plan of reorganization by the Court and subsequent funding of the Post-Petition Trust. The only operations of Crane Co. that will be included in the pre-packaged Chapter 11 filing will be those of MCC that comprise the Company’s U.S. fluid handling businesses, including Crane Valves North America (domestic only), Crane Nuclear (which also does business as

Crane Valve Services), Pacific Valves, Resistoflex-Industrial, Xomox Corporation (domestic only), Crane Pumps & Systems (domestic only) and Crane Environmental (formerly Cochrane). During the Chapter 11 proceedings, MCC and the other filing subsidiaries will continue to operate as units of Crane Co. Crane Co. and all of its other businesses not mentioned above, specifically all businesses within the Company’s Aerospace and Electronics Segment, Merchandising Systems Segment, Engineered Materials Segment and Controls Segment, as well as its non-U.S. Fluid Handling businesses, will not be included in the Chapter 11 filing, but would also be protected by the Section 524(g) channeling injunction.

It is expected that MCC will begin soliciting current asbestos claimants for formal approval of the proposed settlement and plan of reorganization in approximately 60 days. As the agreement in principle was reached with attorneys representing a significant majority of current claimants, the Company anticipates that a sufficient number of claimants will accept the plan. With acceptance from at least 75% of the current asbestos claimants, MCC, along with the other filing subsidiaries named above, will file “pre-packaged” Chapter 11 petitions along with a proposed plan of reorganization. MCC will then seek Bankruptcy Court approval of the plan of reorganization, which will incorporate the terms of the comprehensive settlement of asbestos claims. It is anticipated that the Court will approve the plan within 6 to 12 months from the Chapter 11 filing. Upon Court approval of the plan, the Company and MCC will fund the Post-Petition Trust for future claimants, MCC will continue to conduct itself as part of Crane Co. as it did prior to the filing, and all future asbestos claims would be channeled to the Post-Petition Trust. Upon confirmation of the plan of reorganization and the expiration of the applicable period for appeals, the Section 524(g) “channeling injunction” would become a permanent injunction.

Crane Co. assured that the pre-packaged Chapter 11 filing would have no adverse impact upon the Company’s creditors or employees. Other than asbestos claims, all obligations of MCC and the other filing entities, as well as all other units of Crane Co., will be satisfied in accordance with contractual commitments and applicable law. With respect to the filing subsidiaries, upon the filing, MCC will ask the Court to allow the filing subsidiaries to continue to pay all suppliers in full on normal terms, as well as to pay all employee wages, salaries and benefits, without interruption. Crane Co. anticipates that those requests will be granted; however, if for some reason the Court does not grant MCC’s requests, Crane Co. will pay in full on normal terms all supplier obligations of MCC and the other filing subsidiaries, and all wages, salaries and benefits owed to the employees of MCC and the other filing subsidiaries.

Conditions to Comprehensive Settlement

The comprehensive settlement is subject to, among other things, execution of settlement agreements with additional representatives for current claimants, acceptance of a plan of reorganization by current claimants and the representative of future claimants, no material change in case law governing 524(g) trusts and Court approval.

Environmental Costs

The Company recorded a pre-tax charge of $40 million in the third quarter 2004 for the estimated costs through 2014 of further environmental investigation and remediation at its closed facility in Goodyear, Arizona. After extensive negotiations regarding the scope of work to be undertaken at this site, the Company estimated the further investigation and remediation costs at the site based upon the work plan agreed with the EPA in September. This agreement is expected to be incorporated into a consent decree between the Company and the EPA in the near future. Former operations at this site by a Crane

Co. subsidiary included the manufacturing of compounds for explosives and munitions used as components for critical military programs for the U.S. Government under contracts with the Department of Defense and other government agencies and certain of their prime contractors. The site was operational from 1962 until site closure in 1993. Subsequent to site closure, the Company implemented its previously designed soil and groundwater remediation systems. As previously disclosed, the Company has asserted claims against the U.S. Department of Defense and Department of Energy for reimbursement of past costs and contribution to future costs. These claims are not resolved at the present time.

Financial Details of Charge for Asbestos Settlement and Environmental Costs

The aggregate charge in the third quarter 2004 is based on a gross settlement cost of $510 million, partly offset by anticipated insurance recoveries of $153 million (using a 30% recovery assumption) and existing reserves of $103 million. The inclusion of additional costs of $68 million, for asbestos-related settlement and defense costs and professional fees and expenses, resulted in a total pre-tax, non-cash asbestos charge in the third quarter 2004 of $322 million. After including the pre-tax charge of $40 million for environmental costs and anticipated tax benefits of $124 million, the total after-tax charge was $238 million, or $4.04 per share.

The Company has received a commitment from JPMorgan to underwrite and arrange $450 million in new credit facilities that will fund the settlement and provide ongoing liquidity. The Company has also obtained a waiver from its existing credit facility syndicate that provides interim liquidity until such time as the new credit facilities are expected to be in place.

The Company expects that borrowings under these facilities will be used to fund the $280 million Settlement Trust for current asbestos claims and that such borrowings will be paid off in approximately two years through a combination of cash flow generated from operations and reduced taxes resulting from the non-cash charge. To be conservative, the Company has assumed no cash flow benefit from insurance reimbursements during the next two years. The Post-Petition Trust, which is anticipated to be funded in mid-2006, will be funded with a combination of cash, notes and/or stock, giving the Company financial flexibility to maintain its investment grade credit rating. The Company expects that it will continue to pay its normal quarterly dividend and to make capital investments in accordance with past practices.

The Company is retaining its rights under applicable insurance policies and has initiated discussions with a number of its insurers regarding their participation in the comprehensive settlement. The Company anticipates recovering approximately 30% of the aggregate settlement amount, depending on the timing and terms of insurer reimbursements.

Third Quarter 2004 Operating Results, Excluding Asbestos and Environmental Charge

All comparisons below reference the third quarter 2004 versus the third quarter 2003 (“prior year”), unless otherwise specified. Additionally, discussions of operating profit below refer exclusively to operating profit before the third quarter 2004 non-cash, asbestos-related and environmental charge.

	Third Quarter
(dollars in millions)	2004	2003	Change
Sales	$477.3	$425.3	$52.0	12%
Operating Profit	$50.6	$44.8	$5.8	13%
Profit Margin	10.6%	10.5%

The sales increase of $52.0 million, or 12%, included incremental sales from core businesses of $25.6 million (6%), from acquisitions of $14.8 million (3%) and from favorable foreign currency translation of $11.6 million (3%). Continued market strengthening resulted in new order increases across most of the Company’s businesses compared with the prior year. The increase in operating profit reflected improvement in four of the five segments and even results in Engineered Materials. Operating profit margin was 10.6%, as continued margin improvement in the Fluid Handling, Merchandising Systems and Controls segments was offset by slight declines in the Aerospace and Electronics and Engineered Materials segments.

Order backlog at September 30, 2004 totaled $572.4 million, up slightly from backlog of $565.9 million at June 30, 2004.

Financial Position

During the third quarter of 2004, the Company generated $40.7 million in cash flow from operating activities before asbestos-related payments as compared to $40.1 million last year. Funds were used to reduce borrowings by $31.2 million, invest $4.8 million in capital expenditures and pay $5.9 million in dividends to shareholders. The Company also paid $6.7 million of asbestos-related fees and costs. The Company did not repurchase shares during the third quarter 2004, but year-to-date has invested a total of $42.7 million to repurchase 1,388,100 shares and has invested $50 million for two acquisitions. At September 30, 2004, net debt to capital was 34.5% including the third quarter 2004 charge for asbestos and environmental, or 27.2% before the charge, compared with 29.6% at June 30, 2004.

Segment Results

Aerospace & Electronics

	Third Quarter
(dollars in millions)	2004	2003	Change
Sales	$127.1	$110.8	$16.3	15%
Operating Profit	$23.6	$22.7	$0.9	4%
Profit Margin	18.5%	20.5%

The third quarter 2004 sales increase included $9.2 million of incremental sales from P.L. Porter, acquired in late January 2004, and $7.1 million from core businesses. Core business sales grew 6% reflecting improved OEM demand. Improved margins in the Aerospace Group were largely offset by a decline in the Electronics Group performance.

Aerospace Group sales of $78.8 million increased $21.5 million, or 37%, from $57.4 million in the prior year. Sales increased $12.3 million, or 21%, from core business growth driven by increased OEM delivery rates for both the commercial and military markets and higher military aftermarket sales, and $9.2 million, or 16%, from the P.L. Porter acquisition. Total Aerospace Group operating profit increased 45%. Operating profit margin improved over the prior year driven by the higher mix of military aftermarket and favorable absorption on the strong OEM demand partially offset by lower P.L. Porter margins.

Electronics Group sales of $48.5 million declined 10% with lower shipments to both the commercial and military markets. Operating profit was down 41% and margins declined, reflecting reduced volume due to technical and production throughput issues in certain of its operations, and a temporary facility shutdown at Fort Walton Beach, Florida caused by the recent hurricanes.

The Aerospace & Electronics Segment backlog was $355.6 million at September 30, 2004, a $2.5 million, or 1%, increase compared with $353.1 million at June 30, 2004.

Engineered Materials

	Third Quarter
(dollars in millions)	2004	2003	Change
Sales	$69.9	$64.3	$5.6	9%
Operating Profit	$13.3	$13.3	—	—
Profit Margin	19.0%	20.7%

The third quarter sales increase reflects continued strong demand for fiberglass-reinforced panels, primarily for the truck trailer and recreational vehicle markets, although at a slower rate of increase than in the first half of 2004, and favorable impacts from third quarter price increases in certain markets. Operating profit was flat, despite the higher volume, as the impact of higher resin and styrene costs were not yet fully offset by price increases. Additional price increases are planned in the fourth quarter and into 2005.

Merchandising Systems

	Third Quarter
(dollars in millions)	2004	2003	Change
Sales	$44.1	$40.4	$3.7	9%
Operating Profit	$4.2	$2.1	$2.1	100%
Profit Margin	9.5%	5.1%

Sales increased $3.7 million, or 9% of which $1.8 million, or 4%, reflected favorable foreign currency translation. Markets remained weak but stable, with some encouraging signs in Europe. Operating profit doubled compared with the prior year, as a result of the volume increase and the benefits of prior workforce reductions and other cost efficiencies at both Crane Merchandising Systems (“CMS”) and National Rejectors (“NRI”). Sales and operating profit improvements were shared evenly between CMS and NRI.

Fluid Handling

	Third Quarter
(dollars in millions)	2004	2003	Change
Sales	$217.7	$194.1	$23.6	12%
Operating Profit	$15.8	$11.4	$4.4	39%
Profit Margin	7.3%	5.9%

The total segment third quarter sales increase of $23.6 million includes $8.9 million, or 4%, from favorable foreign currency translation, $5.6 million, or 3%, of incremental sales from the Hattersley brand acquired in January 2004, and core business sales increased $9.1 million, or 5%. This segment experienced a 39% operating profit improvement from higher volumes on strengthening market demand in the chemical processing industry (“CPI”) and the benefit of prior year facility consolidations which were partially offset by material cost increases.

Valve Group sales of $110.6 million increased $7.1 million, or 7%, from $103.5 million in the prior year, including $4.1 million, or 4%, from favorable foreign currency translation and the remaining $3 million, or 3%, reflecting increased shipments to the industrial chemical process markets. Economic recovery continued with signs of strengthening from the core CPI market. Valve Group operating profit declined 12% during the third quarter as a result of supply chain disruptions, poor performance in its marine valve business and large material cost increases.

Crane Ltd. sales of $32.9 million increased $7.7 million, or 31%, from $25.2 million in the prior year. Sales increased $5.6 million from the Hattersley valve brand, acquired in January 2004. Demand continued to be weak within the core commodity valve product lines in the domestic U.K. market. Margins remained depressed, impacted by product availability issues and higher material costs although they were helped by reduced benefit costs.

Crane Pumps & Systems sales of $25.5 million increased from $24.7 million in the prior year and operating profit margins were approximately 11% in the third quarter 2004.

Crane Supply sales of $36.0 million increased $7.0 million, or 24%, from $29.0 million in the prior year driven by significant growth in core product sales of pipe, valve and fittings. Industrial maintenance, repair and overhaul (“MRO”), commercial construction, petrochemical and mining industry demand across Canada remained strong. Operating profit margin increased strongly to over 10% from 8.4%.

Resistoflex-Industrial sales of $11.0 million increased $1.1 million, or 12%, from the prior year as improving conditions in the chemical process industry have strengthened MRO and small project demand. Operating profit increased to $1.3 million from an operating loss in the prior year as a result of higher shipments, the absence of the 2003 cost for a plant consolidation and improved price realization. Operating profit margin was over 10% in the third quarter 2004.

The Fluid Handling Segment backlog was $176.7 million at September 30, 2004, a $4.6 million, or 3%, improvement compared with $172.1 million at June 30, 2004.

Controls

	Third Quarter
(dollars in millions)	2004	2003	Change
Sales	$18.7	$15.8	$2.9	19%
Operating Profit	$1.7	$1.1	$.6	49%
Profit Margin	9.0%	7.2%

Sales and operating profit improvements were driven by increased demand across all of this segment’s key end markets, most particularly in fluid power, oil and gas exploration, gathering and transmission, as higher global oil prices and increased rig counts drove the industry’s capital spending in the quarter.

Outlook for Fourth Quarter and Full Year 2004

The Company expects fourth quarter 2004 earnings share from operations to be in the range of $0.49 to $0.54 per share. On a pre-charge basis, management has tightened the full year 2004 earnings per share guidance for earnings from operations to $1.95 to $2.00 per share versus previous guidance of $1.90 to $2.05 per share. Including the charge ($4.02 on a full year earnings per share basis), earnings are expected to be a per share loss of $2.02 to $2.07 for the full year 2004.

Improved market OEM and MRO demand is benefiting the Aerospace and Electronics, Fluid Handling, Engineered Materials and Controls segments. Higher raw material costs, which are mostly impacting Engineered Materials, Fluid Handling and Merchandising Systems, are being partially offset with price increases with varying time lags involved. Assuming stable operating costs management believes additional price increases will be required in the fourth quarter and into 2005 to offset higher raw material costs.

Full year cash flow from operating activities before asbestos payments is expected to be approximately $160 million versus $170 million in 2003. Asbestos related payments, excluding funding of the Settlement Trust, are projected at $30 million ($18.3 million year-to-date September 30, 2004), up substantially from $7.9 million in 2003. The Company expects to invest $20 million for capital expenditures and to pay out $24 million in dividends for the full year 2004. Reflecting the substantial increase in asbestos related payments and operating working capital requirements to support higher sales, free cash flow (after asbestos, capital expenditures and dividends) is expected to be in the range of $80-90 million versus previous guidance of $90-110 million.

The Company has furnished the text of this press release to the Securities and Exchange Commission on Form 8-K, which includes additional information concerning the comprehensive asbestos settlement as well as updated information through September 30, 2004 with respect to the Company’s asbestos liability. The Form 8-K also includes information with respect to the Company’s Superfund site in Goodyear, Arizona.

Conference Call

The Company has scheduled a conference call to discuss the third quarter’s financial results and the non-cash charge for the comprehensive settlement of its asbestos liability and the agreement with the EPA on Friday, October 22nd, 2004 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. There will also be a slide presentation available on the Company’s website, which management will use during its prepared remarks at the beginning of its conference call. An archived webcast will be available to replay this conference call directly from the Company’s website. A telephone replay of this conference call will also be available for 5 days, beginning at 1:00pm (Eastern) on October 22nd, and may be accessed by dialing 719-457-0820 or 888-203-1112, passcode – 980534.

For more information regarding the asbestos settlement, please visit the Crane Co. web site, www.craneco.com. The Company has also established a toll free information line to answer any questions regarding the asbestos settlement. The information line can be reached at 866-881-2560.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any statements contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)